EXHIBIT 99-2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On March 12, 2015, Cypress Semiconductor Corporation ("Cypress") completed its previously announced merger of Spansion Inc. ("Spansion") purport to the Agreement and Plan of Merger and Reorganization, as of December 1, 2014 (the "merger agreement"), by and among Cypress, Spansion and the other parties named therein (the "merger").
The unaudited pro forma condensed combined balance sheet as of December 28, 2014 is presented as if the merger had occurred as of December 28, 2014. The unaudited pro forma combined condensed statements of operations for the year ended December 28, 2014 is presented as if the merger had occurred on December 30, 2013. In addition, the pro forma consolidated financial statements of Cypress and Spansion have been adjusted to reflect certain reclassifications in order to conform to Cypress’s financial statement presentation and the presentation of the combined company.
The unaudited pro forma condensed combined financial statements gives effect to the merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Topic 805, Business Combinations (“ASC 805”), with Cypress treated as the acquirer. The value of the consideration paid by Cypress upon the consummation of the merger is determined based on the closing price per share of Cypress’s common stock on March 12, 2015. As of the date of the filing of this Form 8-K/A, Cypress has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Spansion assets acquired and the liabilities assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Spansion’s accounting policies to Cypress’s accounting policies. Therefore, Cypress has not finalized the purchase price allocation for this merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis are performed. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma condensed combined financial statements. Cypress estimated the fair value of Spansion’s assets and liabilities as of December 28, 2014 based upon on a preliminary valuation and due diligence. Final valuations will be performed based on the actual net tangible and intangible assets of Spansion as of the date of the merger. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.
Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Cypress and Spansion following the merger.
In connection with the plan to integrate the operations of Cypress and Spansion, Cypress anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance, compensation charges under change of control agreements with certain employees and other costs related to exit or disposal activities, will be incurred. Cypress is not able to determine the timing, nature and amount of these charges as of the date of the filing of this Form 8-K/A. However, these charges could affect the combined results of operations of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the merger, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies.
The unaudited pro forma condensed combined financial statements do not purport to project the future combined operating results or financial position of Cypress and Spansion following the merger and acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Spansion, which are included in Exhibit 99.1 of this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet of Cypress Semiconductor Corporation and Spansion Inc.
(in thousands, except par value and share amounts)

	Historical
ASSETS	Cypress Semiconductor Corporation December 28, 2014	Spansion Inc. December 28, 2014	Pro Forma Adjustments (Note 4)	Footnote	Pro Forma Combined

Cash and cash equivalents	$103,736	$250,065	$(193,037)	(a), (b)	$160,764
Short-term investments	15,076	50,588	—		65,664
Accounts receivable, net	75,984	136,863	—		212,847
Inventories	88,227	310,724	88,867	(c)	487,818
Other current assets	29,288	70,269	—		99,557
Total current assets	312,311	818,509	(104,170)		1,026,650
Property, plant and equipment, net	237,763	199,395	243,557	(d)	680,715
Goodwill	65,696	166,133	1,385,039	(e)	1,616,868
Intangible assets, net	33,918	131,529	682,941	(f)	848,388
Other long-term assets	93,593	59,606	335	(k)	153,534
Total assets	$743,281	$1,375,172	$2,207,702		$4,326,155

LIABILITIES AND EQUITY

Accounts payable	$42,678	$173,698	$—		$216,376
Accrued compensation and employee benefits	35,182	34,079	—		69,261
Deferred margin on sales to distributors	95,187	35,283	(35,283)	(j)	95,187
Dividends payable	17,931	—	—		17,931
Income taxes payable	2,710	1,361	—		4,071
Current portion of long-term debt	6,143	37,881	(37,881)	(b)	6,143
Other current liabilities	75,001	145,143	61,230	(g)	281,374
Total current liabilities	274,832	427,445	(11,934)		690,343
Deferred income taxes and other tax liabilities	18,784	24,252	—		43,036
Long-term revolving credit facility and debt, non current	237,107	372,296	(137,259)	(b), (h), (i)	472,144

Other long-term liabilities	10,693	22,495	—		33,188
Total liabilities	541,416	846,488	(149,193)		1,238,711

Commitments and contingencies	—	—	—		—
Equity:
Preferred stock	—	—	—		—
Common stock	3,039	63	1,639,260	(h)	1,642,362
Additional paid-in capital	2,675,170	806,916	467,251	(a), (b),(i), (h)	3,949,337
Accumulated other comprehensive loss	(46)	(275,993)	275,993	(h)	(46)
Accumulated deficit	(379,913)	(2,302)	(25,609)	(h), (g)	(407,824)
Stockholders equity before treasury stock	2,298,250	528,684	2,356,895		5,183,829
Less: shares of common stock held in treasury, at cost; 143,158	(2,090,493)	—	—		(2,090,493)
Total stockholders' equity	207,757	528,684	2,356,895		3,093,336
Noncontrolling interests	(5,892)	—	—		(5,892)
Total equity	201,865	528,684	2,356,895		3,087,444
Total liabilities and equity	$743,281	$1,375,172	$2,207,702		$4,326,155

The accompanying notes are an integral part of these condensed consolidated financial statements

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Cypress Semiconductor Corporation and Spansion Inc.
	Historical
	Cypress Semiconductor Corporation For the Year Ended December 28, 2014	Spansion Inc. For the Year Ended December 28, 2014	Pro Forma Adjustments (Note 4)	Footnote	Pro Forma Combined
	(in thousands, except par value and share amounts)

Revenues	$725,497	$1,251,855	$—		$1,977,352
Cost and expenses:
Cost of revenues	361,820	833,601	117,088	(B)	1,312,510
Research and development	164,560	171,203	(4,374)	(B)	331,388
Selling, general and administrative	170,741	249,346	(13,332)	(B)	406,755
Amortization of acquisition-related intangible assets	6,683	35,974	101,069	(A)	143,726
Restructuring costs	(1,180)	—	—		(1,180)
Total costs and expenses	702,624	1,290,124	200,451		2,193,199
Operating income (loss)	22,873	(38,269)	(200,451)		(215,847)
Interest and other income (expense), net	3,303	2,154	—		5,457
Interest expense	(5,763)	(24,196)	9,729	(E)	(20,230)
Income (loss) before income taxes and noncontrolling interest	20,413	(60,311)	(190,722)		(230,620)
Income tax provision (benefit)	(1,173)	9,723	—	(C )	8,550
Equity in net loss equity method investees	(5,068)	—	—		(5,068)
Net income (loss)	16,518	(70,034)	(190,722)		(244,238)
Adjust for net loss attributable to noncontrolling interests net of taxes	1,418	—	—		1,418
Net income (loss) attributable to Cypress Semiconductor Corporation	$17,936	$(70,034)	$(190,722)		$(242,820)

Net income (loss) per share attributable to Cypress Semiconductor Corporation
Basic	$0.11	$(1.15)			$(0.75)
Diluted	$0.11	$(1.15)			$(0.75)
Cash dividend declared per share	$0.44	$—			$0.44
Shares used in net income ( loss) per share calculation
Basic	159,031	61,088	102,844	(D)	322,963
Diluted	169,122	61,088	102,844	(D)	322,963

The accompanying notes are an integral part of these condensed consolidated financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On March 12, 2015, Cypress completed its merger with Spansion Inc., for consideration paid in Cypress shares, as described in the merger agreement. In addition, on the merger date, Cypress provided $150 million of cash to Spansion that Spansion used to repay its Senior Secured Term Loan on the merger date, which Cypress did not legally assume as part of the merger. For accounting purposes, the $150 million cash payment by Cypress to Spansion is considered as part of the total purchase price consideration. The merger is reflected in the unaudited pro forma condensed combined financial statements under the acquisition method in accordance with ASC 805, Business Combinations, with Cypress treated as the acquirer. Under the acquisition method, the total estimated purchase price allocation is calculated as described in Note 2. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates, and these estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. The final amounts recorded for the merger may differ materially from the information presented herein.
The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the merger and adjustments described in these Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on December 28, 2014, and the unaudited pro forma condensed combined statements of income for the year ended December 28, 2014 is presented as if the merger had occurred on December 30, 2013.
Cypress and Spansion have historically recorded a full valuation allowance on the majority of their deferred tax assets since it was more-likely-than not that such assets would not be realized. Following the merger, Cypress will need to assess whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance in the accounts of Cypress before the merger. In accordance with the requirements of ASC 805, any change in the valuation allowance of Cypress would be reflected in the income tax provision in the reporting period that includes the merger.
Pursuant to the terms of severance agreements of certain named executive officers, Spansion provided cash severance and acceleration of unvested stock awards upon completion of the merger. The impact of these compensation charges has not been reflected in the unaudited pro forma condensed combined financial statements. However, these compensation charges will be recorded as merger related / restructuring expenses during the period subsequent to the merger.
Certain reclassifications adjustments have been made relative to Cypress’ and Spansion’s historical financial statements to conform to the financial statement presentation of Cypress and the combined company. Such reclassification adjustments are described in further detail in Note 4 to the unaudited pro forma condensed combined financial statements.
2. Total Purchase Price Consideration
Subject to the terms and conditions of the merger agreement, each outstanding share of Spansion common stock was converted into the right to receive 2.457 shares of common stock of Cypress.
The merger agreement further provides for each Spansion stock option and restricted stock award that is outstanding and unexercised at the closing date was assumed and converted into an option or award to purchase Cypress common stock based on the 2.457 conversion ratio. Based on Spansion’s stock options outstanding at March 12, 2015 and the 2.457 conversion ratio, the unaudited pro forma condensed combined financial statements present the conversion of Spansion options to purchase approximately 3.7 million shares of Spansion common stock into options to purchase approximately 9.0 million shares of Cypress common stock. In addition, the unaudited pro forma condensed consolidated financial statements also assume and convert approximately 1.8 million shares of outstanding Spansion restricted stock units (including performance-based awards) into approximately 4.4 million shares of Cypress restricted stock units (including performance-based awards), using the 2.457 conversion ratio. The estimated fair value of the stock options, the vested restricted stock units awards assumed and the restricted stock units earned but unvested are converted based on closing price of Cypress stock as of March 12, 2015. Accordingly, the total purchase price consideration includes the fair value of the vested options to purchase approximately $89.7 million of Cypress common stock and the $68.8 million of Cypress vested restricted stock awards.
The fair value of the stock options assumed were determined using a Black-Scholes valuation model with market based assumptions. The fair value of restricted stock assumed is $15.68 per share, being the Cypress closing stock price on March 12, 2015. The fair value of earned, but unvested, restricted stock units relating to future services, and not yet earned, will be recorded as operating expenses over the remaining service periods. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates.
Based on the closing price of Cypress’ common stock on March 12, 2015, the total purchase price consideration was approximately $2.8 billion, including the fair value of vested Spansion stock awards assumed, and comprised of:

(in thousands, except exchange ratio and share price)

Number of Spansion shares outstanding	66,721
Multiplied by the conversion ratio	2.457
Number of common shares of Cypress issued to the holders of Spansion common stock	163,932
Multiplied by the price per Cypress ordinary share	$15.68
Fair value of share consideration	$2,570,458
Fair value of options assumed by Cypress	89,712
Fair value of earned but unvested Spansion stock awards as of merger date	8,026
Cash consideration for repayment of Spansion's Senior Secured Term Loan	150,000
Preliminary purchase price	$2,818,196
For purposes of these unaudited pro forma condensed combined financial statements, the total purchase price consideration has been allocated among Spansion’s tangible and intangible assets and liabilities based on their estimated fair value as of December 28, 2014. The final allocation of the purchase price will be based on the fair value of such assets and liabilities as of March 12, 2015, the date of closing of the merger. Such final     determination of the purchase price allocation may be significantly different from the preliminary estimates used in these unaudited pro forma condensed combined financial statements.

3. Preliminary Estimated Purchase Price Allocation

Based upon a preliminary valuation, the total purchase price consideration of $2.8 billion was allocated to Spansion’s assets and liabilities as follows:

Fair Value
($ In thousands)
Cash and cash equivalents	106,327
Short term investments	50,588
Accounts Receivable, net	136,863
Inventories	399,591
Other current assets	70,269
Property, plant & equipment, net	442,952
Goodwill	1,551,172
Intangible assets, net	814,470
Other long-term assets	57,642
Total assets acquired	3,629,874
Accounts Payable	(173,698)
Accrued compensation and benefits	(34,079)
Income tax payable	(1,361)
Other current liabilities	(178,543)
Deferred income tax	(5,343)
Other noncurrent liabilities	(41,404)
Long term debt (1)	(377,250)
Total liabilities assumed	(811,678)
Fair value of net assets acquired	2,818,196

(1) Includes the fair value of the debt and equity components of Spansion's 2.00% Senior Exchangeable Notes that were assumed by Cypress. The 2.00% Senior Exchangeable Notes have been assumed by Cypress post merger. See Note 4(i) for further details.

The final determination of the purchase price allocation will be based on the actual net tangible and intangible assets of Spansion that existed on March 12, 2015, the date of the merger and the completion of the valuation of the fair value of such net assets. Cypress anticipates that the ultimate purchase price allocation of balance sheet amounts such as current assets and liabilities (including inventory and the deferred margin on sales to distributors), property and equipment, intangible assets and long-term assets and liabilities will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be recorded as goodwill.

The unrecognized stock based compensation expense of $60.0 million associated with the portion of the assumed and converted stock options, and the restricted stock unit awards that are subject to future service requirements have not been included in above purchase price allocation and have not been included in the unaudited pro forma condensed combined financial statements. Cypress will record the unrecognized stock-based compensation expense within operating expenses over a weighted average amortization period of 2.9 years.

4. Preliminary Pro Forma Financial Statement Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
Unaudited Pro Forma Condensed Combined Balance Sheet
Conforming Reclassification Adjustments Between Cypress and Spansion:
The following reclassification adjustments have been made in the presentation of Cypress’ historical financial statements to conform to the combined presentation. In addition, Cypress is in the process of reviewing Spansion’s accounting policies in order to conform to Cypress’ accounting policies.

•	$6.1 million reclassified from other current liabilities to current portion of long-term debt as of December 28, 2014.

•	$10.1 million reclassified from other long-term liabilities to long-term revolving debt facility and debt, non-current, as of December 28, 2014.

The following reclassification adjustments have been made in the presentation of Spansion’s historical financial statements to conform to the combined presentation:

•	$7.1 million reclassified from deferred income taxes to other current assets as of December 28, 2014.

•	$18.9 million reclassified from other long-term liabilities to deferred income taxes and other tax liabilities as of December 28, 2014.
Pro Forma Adjustments Relating to the Merger
(a)     Represents the additional borrowing by Cypress on its Senior Revolving Credit facility for $103.0 million to fund the repayment of Spansion's Senior Secured Term Loan.
(b)    Represents the repayment of Spansion's Senior Secured Term Loan balance of $293.7 million as of December 28, 2014. Spansion was required to pay off the Senior Secured Term Loan Facility in the event of a change in control. Spansion paid off the Senior Secured Term Loan using its own funds and the $150.0 million cash payment provided by Cypress on the merger date.

(c)    To record the difference in book value and fair value of inventory acquired in the merger. The amortization of the step up to the fair value of the inventory is recorded within cost of revenues in the unaudited pro forma condensed combined statement of operations for the year ended December 28, 2014 as the inventory is expected to be sold in less than one year.

(d)     To record the difference in book value and fair value of property, plant and equipment acquired in the merger. The step up in property, plant and equipment relates primarily to machinery and equipment and buildings, which have a current estimated weighted average useful life of two to eight years and will be depreciated on a straight-line basis. The amount of purchase price allocated to property, plant and equipment, as well as the associated useful lives, may increase or decrease and could materially affect the amount of depreciation expense to be recorded by Cypress in its future consolidated statements of operations.

(e)    Reflects the preliminary pro forma adjustment to goodwill, calculated as follows:

($ In thousands)
Total purchase price consideration	2,818,196
Less: Fair value of net assets acquired	(1,267,024)
Total estimated goodwill	1,551,172
Less: Spansion historical goodwill	(166,133)
Pro forma adjustment to goodwill	1,385,039
The goodwill to be recognized is primarily attributable to the assembled workforce, a reduction in costs and other synergies, and an increase in product development capabilities. The goodwill resulting from the merger is not expected to be deductible for tax purposes.

(f)    Reflects the preliminary estimates of the fair value of intangible assets acquired by Cypress as follows:

	Estimated range	Historical	Estimated	Pro Forma
	of Average Useful	Spansion	Fair Value	adjustments
	Lives (in years)	(In thousands)	(In thousands)	(In thousands)

Developed technologies	5	$66,419	$481,500	$415,081
Customer relationships	8	60,404	132,400	71,996
In process research and development	N/A	2,484	128,070	125,586
Tradenames and Trademarks	6	—	20,600	20,600
License agreements	2 to 3	2,222	51,900	49,678
		$131,529	$814,470	$682,941
The preliminary estimates of fair value and useful life of the acquired intangible assets will likely be different from final fair values, and the difference could have a material impact on Cypress's future consolidated statements of operations.

•
Developed technologies acquired primarily consist of Spansion’s existing technologies related to embedded systems semiconductors which include flash memory, microcontroller, mixed-signal and analog products. An income approach was used to value Spansion’s developed technologies. Using this approach, the estimated fair value was calculated using expected future cash flows from specific products discounted to their net present values at an appropriate risk-adjusted rate of return. A discount rate of 8.5% was used to discount the cash flows to the present value.

•
Customer relationships represent the fair value of projected cash flows that will be derived from the sale of products to Spansion’s existing customers based on existing, in-process, and future versions of the existing technology. Customer relationships were valued utilizing a form of the income approach known as the “distributor” method since the primary income producing asset of the business was determined to be the technology assets. Under this premise, the margin a distributor earns is deemed to be the margin attributable to the Customer relationships. This isolates the cash flows attributable to the Customer relationships that a market participant would be willing to pay for.

•
In-process research and development, ("IPR&D"), represents the estimated fair values of incomplete Spansion research and development projects that had not reached technological feasibility as of the date of acquisition. In the future, the fair value of each project at the acquisition date will be either amortized or impaired depending on whether the projects are completed or abandoned. The “multi-period excess earnings” method was used to estimate the fair value of Spansion’s IPR&D. The acquisition date fair value of IPR&D will be either amortized or impaired depending on whether the projects are completed or abandoned.

•
Trade names and trademarks are considered a type of guarantee of a certain level of quality or performance represented by the Spansion brand. Trade names and trademarks were valued using the “relief-from-royalty income” approach. This method is based on the assumption that in lieu of ownership, a market participant would be willing to pay a royalty in order to exploit the related benefits of this asset. A discount rate of 10.0% was used to discount the cash flows to the present value.

•
License agreements represent the estimated fair value of Spansion’s existing license agreements under which Spansion generates revenue by licensing its intellectual property to third parties and assists its customers in developing and prototyping their designs by providing software and hardware development tools, drivers and simulation models for system-level integration. License agreements were valued using a form of the income approach known as the “multi-period excess earnings” approach. Under this approach, the expected cash flows associated with the license agreements were projected then discounted to present value at a rate of return that considers the relative risk of achieveing the cash flows and the time value of money. A discount rate of 8.0% was used to discount the cash flows to the present value.

(g)    Reflects the pro forma adjustments to other current liabilities as follows:

	Estimated transaction costs	Recorded in 2014 financial statements	Proforma adjustments
	($ In thousands)
Transaction costs expected to be incurred by Spansion	$37,540	$4,140	$33,400
Transaction costs expected to be incurred by Cypress	35,130	7,300	27,830
Pro forma adjustment to other current liabilities	$72,670	$11,440	$61,230
Of the combined $61.2 million in estimated transaction costs, $45.6 million relates to investment banker fees and advisory fees. The remaining $15.6 million in estimated transaction costs primarily relate to professional fees associated with the merger, including legal, accounting, and tax, and regulatory filing and printing fees to be paid to third parties.

(h)    To record the elimination of Spansion's historical stockholders’ equity and to record the Cypress common stock issued for the merger consideration.

(In thousands, except
per share amounts)
Spansion shares acquired	66,721
Fixed exchange ratio	2.457
Number of common shares of Cypress issued to the holders of Spansion common stock	163,932
Closing price of Cypress common stock on March 12, 2015	$15.68
Equity Consideration	$2,570,458
Add: Fair value of options assumed	89,712
Add: Fair value of earned but unvested Spansion stock awards as of merger date	$8,026
Add: Cash provided from Cypress for Spansion's Senior Secured Term Loan repayment	$150,000
Total purchase price	$2,818,196
Less: Historical Spansion stockholders’ equity	(528,684)
Less: Cash provided from Cypress for Spansion's Senior Secured Term Loan repayment	(150,000)
Less: Transaction costs expected to be incurred by Cypress	(27,830)
Add: Fair value of equity portion of long term debt	245,213
Pro forma adjustment to stockholders’ equity	$2,356,895

(i)    To record the fair value of the debt and equity components of Spansion’s 2.00% Senior Exchangeable Notes.

	Historical Carrying Value	Fair Value
	(In thousands)
Long term revolving credit facility and debt non current portion	$116,439	$132,037
Equity component	33,561	245,213
Total Spansion debt	$150,000	$377,250

(j) To record Spansion's deferred margin on sales to distributors to estimated fair value as a legal performance obligation is not being assumed by Cypress with respect to product held by Spansion's distributors at the time of the merger.
(k)     Reflects the elimination of capitalized financing costs relating to the Spansion's Senior Secured Term Loan and incremental capitalized financing costs due to additional borrowings by Cypress on its Senior Revolving Credit facility.
Unaudited Pro Forma Condensed Combined Statement of Operations
Conforming Reclassification Adjustments Between Cypress and Spansion:
The following reclassification adjustments have been made to the presentation of Cypress’ historical financial statements to conform to the combined presentation:

•	$5.8 million of interest expense presented separately for the year ended December 28, 2014.
The following reclassification adjustments have been made to the presentation of Spansion’s historical financial statements to conform to the combined presentation:

•
Amortization of acquisition-related intangibles for Spansion includes $36.0 million of amortization of acquired developed technologies and other intangibles included in Spansion’s cost of revenues for the year ended December 28, 2014.

Pro Forma Adjustments Relating to the Merger of Cypress and Spansion:

(A)
Reflects pro forma adjustments to the amortization of acquisition-related intangibles assuming the preliminary estimates of the fair value and estimated weighted average lives of the assets as described in Note (f) as follows:

Year Ended
December 28, 2014
(In thousands)
Pro forma amortization of purchased intangibles	$137,043
Less: Spansion historical amortization of purchased intangibles	35,974
Pro forma adjustment to amortization of purchased intangibles	$101,069

(B) Reflects pro forma adjustments to depreciation of property, plant and equipment assuming preliminary estimates of fair value and estimated useful life of the assets as described in Note (d) as follows:

Year Ended
December 28, 2014
(In thousands)
Pro forma depreciation for property, plant and equipment	$79,965
Less: Spansion historical depreciation	(58,009)
Pro forma adjustment to property, plant and equipment	$21,956
Representing:
Cost of revenues	$28,222
Research and development	$(4,374)
Selling, general and administrative	$(1,892)
(C) Due to valuation allowances on the net deferred tax assets for both Cypress and Spansion, the unaudited pro forma condensed combined consolidated statements of operations does not reflect statutory rate tax adjustments for pro forma purposes.
(D) To eliminate the historical outstanding basic shares of Spansion and reflect the new shares issued in connection with the merger of 163.9 million as shown below in Note 5.
(E) Reflects the elimination of interest on Spansion's Senior Secured Term Loan and the incremental interest expense relating to additional borrowing by Cypress on its Senior Revolving Credit facility.
5. Pro Forma Combined Net Loss per Share
The pro forma basic and diluted net loss per share presented in the unaudited pro forma condensed combined statement of operations is computed based on the pro forma weighted-average number of shares outstanding.

Year Ended
December 28, 2014
(In thousands)
Pro forma net loss attributable to Cypress Semiconductor Corporation, basic and diluted as combined	$(242,820)
Cypress's historical weighted average shares	159,031
Shares issued in connection with the merger as if they were issued on December 30, 2013 (1)	163,932
Pro forma weighted average shares outstanding, basic and diluted	322,963

Pro forma net loss per share:
Basic	$0.75
Diluted	$0.75

		(In thousands, except per share data)
(1)	Spansion shares eligible for merger consideration	64,935
	Spansion restricted stock units vested	1,786
	Spansion shares acquired	66,721
	Fixed exchange ratio	2.457
	Spansion shares converted into Cypress common stock	163,932